Portions of this exhibit were omitted and filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by [***].
FIRST AMENDMENT TO COLLABORATION AGREEMENT
This First Amendment to the Collaboration Agreement (this “Amendment”) is made as of August __, 2014 (the “Effective Date”), by and among [***], a Delaware corporation (“[***]”) and PDI, INC., a Delaware corporation (“PDI”). Each of [***] and PDI are referred to herein as a “Party” and together as the “Parties.”
STATEMENT
A.[***] and PDI entered into a Collaboration Agreement dated as of August 19, 2013 (the “Collaboration Agreement”).
B.The Parties desire to amend the Collaboration Agreement and Exhibit A thereto.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, PDI and [***] hereby agree as follows:
1.Definitions.
“Company GAAP Liabilities” means, without duplication, all liabilities of the Company as of the Closing Date (i) for Indebtedness (as defined in the Stock Purchase Agreement) or (ii) that would have been disclosed on a balance sheet of the Company prepared according to GAAP as of the Closing Date, including without limitation accounts payable, accrued but unpaid expenses, and other liabilities, but excluding any outstanding balance of the [***] Loan.
“Joinder” has the meaning set forth in Section 14 of this Amendment.
“[***] Loan” shall mean that certain loan made by Buyer to Seller in the total amount of $[810,000] pursuant to the terms set forth in a certain promissory note, loan agreement and security agreement, each dated March 18, 2014.
“[***] Shareholders” has the meaning set forth in Section 14 of this Amendment.
“Updated Year End Financial Statements” has the meaning set forth in Section 3.5(b) of the Collaboration Agreement.
“Updated Interim Financial Statements” has the meaning set forth in Section 3.5(b) of the Collaboration Agreement.
“Updated Representations” has the meaning set forth in Section 3.5(b) of the Collaboration Agreement.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

All capitalized words used but not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Collaboration Agreement.
2.Amendment to Section 1.1.

a.	The definition of Anniversary Date in Section 1.1 of the Collaboration Agreement is hereby deleted and replaced in its entirety with the following:
“Anniversary Date” means August 19, 2014.

b.	The definition of Commercialization in Section 1.1 of the Collaboration Agreement is hereby deleted and replaced in its entirety with the following:
“Commercialization” means [***] Validation.

c.	The definition of PDI Commercialization Expenses in Section 1.1 of the Collaboration Agreement is hereby deleted and replaced in its entirety with the following:
“PDI Commercialization Expenses” has the meaning set forth in Section 2.1.

d.	The definition of Stock Purchase Price in Section 1.1 of the Collaboration Agreement is hereby deleted and replaced in its entirety with the following:
“Stock Purchase Price” has the meaning set forth in Section 3.5(a).

e.	The definitions of the following terms shall be deleted in their entirety:

i.	Closing Conditions

ii.	Commercial Reimbursement Milestone Payment

iii.	Cornell Adjustment Amount

iv.	Cornell Rights

v.	Established Commercial Reimbursement Amount

vi.	Established Medicare Reimbursement Amount

vii.	IP Clearance

viii.	JS Genetics JV Agreement

ix.	Medicare Reimbursement Milestone Payment

x.	Milestone Payment

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*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

xi.	NY CLIA Approval

xii.	Option Conditions

xiii.	[***] Put Option

xiv.	[***] Put Option Expiration Date

xv.	Sensitivity Milestone Payment

xvi.	Sensitivity Rating

xvii.	Specificity Milestone Payment

xviii.	Specificity Rating

xix.	Third Party Infringement
3.Amendment to Article 2. Article 2 of the Collaboration Agreement shall be deleted and replaced in its entirety with the following:
Article 2
[***] VALIDATION

2.1 [***] VALIDATION. During the term of the Collaboration Agreement, the Parties will use, and, if appropriate, will cause their Affiliates (including, in the case of PDI, JS Genetics, Inc.) to use, commercially reasonable efforts to achieve Commercialization, but in no event shall PDI be obligated to expend in excess of $500,000, in the aggregate (including amounts expended by PDI to achieve “Commercialization” as such term was defined in the Collaboration Agreement prior to this Amendment), in connection with PDI’s performance of mutually agreed-upon activities in furtherance of achieving Commercialization (such amount actually expended, whether greater or less than $500,000, the “PDI Commercialization Expenditures”).

4.Amendment to Sections 3.2, 3.3 and 3.4. Sections 3.2, 3.3 and 3.4 of the Collaboration Agreement shall be deleted in their entirety.
5.Amendment to Section 3.5. Section 3.5 of the Collaboration Agreement shall be deleted and replaced in its entirety with the following:
3.5 STOCK PURCHASE AGREEMENT; PURCHASE PRICE; CLOSING.
(a)    In connection with the closing of the sale and purchase of the Shares (the “Closing”) following the exercise of the PDI Call Option (the “Acquisition”), each of the Parties shall execute and deliver a stock purchase agreement in form and substance attached hereto as Exhibit A (the “Stock Purchase Agreement”). Any such Acquisition shall be accomplished pursuant to the terms of the Stock Purchase Agreement at a purchase price equal to Three

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Million Dollars ($3,000,000) minus the aggregate amount of Company GAAP Liabilities (collectively, the “Stock Purchase Price”). In addition, at the time of Closing, the then outstanding amount of the [***] Loan shall be reduced to zero. For the avoidance of doubt, if there is no Closing, nothing herein shall be construed to reduce or eliminate the outstanding amount of the [***] Loan.
(b)    Within ten (10) business days following receipt by [***] of PDI’s written notice of its intent to exercise the PDI Call Option pursuant to Section 3.1, [***] shall provide updates to the disclosures to the representations contained in Exhibit B hereto pursuant to Section 4.6 of the Stock Purchase Agreement, including without limitation, (i) internal unaudited statement of liabilities as of and for the fiscal year ended on the most recent December 31st (the “Updated Year End Financial Statements”) and (ii) internal unaudited statement of liabilities as of the end of the most recent completed fiscal month and for the period beginning on the most recent January 1st and ending on the last day of the most recent completed fiscal month (the “Updated Interim Financial Statements”) that set forth the then current aggregate amount of Company GAAP Liabilities and the [***] Loan (the “Updated Representations”). The definition of the term “Financial Statements” in Exhibit B hereto shall hereby be revised to include the Updated Year End Financial Statements and the Updated Interim Financial Statements. The Updated Representations will be attached as Exhibit 4.6(b) to the Stock Purchase Agreement.
(c)    The Closing of the Acquisition shall take place at the office of Norris, McLaughlin & Marcus, P.A. (or such other place as may be agreed to by the Parties in writing), at 10:00 a.m. local time, on a date to be specified by the parties (the “Closing Date”), which date shall be no later than fifteen (15) Business Days following the exercise of the PDI Call Option, or such sooner date as the Parties may agree.
6.Amendment to Article 4. Article 4 of the Collaboration Agreement shall be deleted in its entirety.
7.Amendment to Section 5.1. The first sentence of Section 5.1 as well as Section 5.1(a) and Section 5.1(b) of the Collaboration Agreement shall be deleted and replaced in their entirety with the following:
5.1    ROYALTY PAYMENTS. Subject to the terms hereof, if (and only if) the Closing of the Acquisition occurs following exercise of the PDI Call Option, then PDI shall pay [***] for further distribution to the [***] Shareholders royalty payments in accordance with the terms set forth below (collectively, the “Royalty Payments”).
(a)    A royalty based on the Net Revenue for each calendar year beginning January 1, 2015, by PDI and/or its Affiliate(s) as follows:

(i)	5.5% on such Net Revenue up to and equal to $50 million in each such calendar year;

(ii)	7.5% on such Net Revenue greater than $50 million and up to and equal to $100 million in each such calendar year; and

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(iii)	9.5% on such Net Revenue greater than $100 million in each such calendar year.
(b)    Reserved.
8.Amendment to Section 8.3. Section 8.3 of the Collaboration Agreement shall be deleted and replaced in its entirety with the paragraph below.
[***] will give written notice to PDI, as promptly as reasonably possible upon becoming aware of: (i) any fact, change, condition, circumstance, event, occurrence or non-occurrence or development that has caused or is reasonably likely to cause any of the representations and warranties in this Agreement to be untrue or inaccurate in any material respect at any time after the Effective Date and prior to the Closing, or to cause a Material Adverse Change (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) the institution of or the threat of institution of any Legal Proceeding against [***] or any of the [***] Shareholders related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 8.3 shall not limit or otherwise affect the remedies available hereunder to PDI or the representations or warranties of [***].
9.Amendment to Section 8.5. Section 8.5 of the Collaboration Agreement shall be deleted and replaced in its entirety with the paragraph below.
In the event any Legal Proceeding is commenced by any Governmental Body or third party before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an Order would (i) prevent consummation of any of the Acquisition or other transactions contemplated by this Agreement, (ii) cause the Acquisition or the other transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of PDI to own the Shares and to control [***], [***] agrees, at PDI’s written request, to cooperate with PDI and use all commercially reasonable efforts to defend such Legal Proceeding and, if an Order is issued in any such Legal Proceeding, to use all commercially reasonable efforts to have such Order lifted.
10.Amendment to Sections 10.2(b) and 10.2(c). Sections 10.2(b) and 10.2(c) of the Collaboration Agreement shall be deleted and replaced in their entirety with paragraphs (b) and (c) below, respectively. For the avoidance of doubt, this amendment to Section 10.2(c) shall not require the payment of any Extension Fee.

(b)
[***] shall have the right to terminate this Agreement, at any time prior to the exercise of the PDI Call Option, upon forty five (45) days’ prior written notice to PDI, in the event that Commercialization is achieved and PDI neither has exercised the PDI Call Option nor elects to so exercise before the expiration of such 45-day termination notice period. In the event of such termination, [***] shall be obligated to pay PDI the sum of (i) One Million Five Hundred Thousand Dollars ($1,500,000), plus (ii) the PDI Commercialization Expenditures, the aggregate of such amounts to be paid

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pursuant to a promissory note identical to the Promissory Note except that the principal amount shall be the amount stated in this paragraph. If Commercialization is achieved after the Extension Fee is paid, and if thereafter a Closing occurs, then the Stock Purchase Price due at Closing shall be reduced by the amount of the Extension Fee.
(c)    [***] shall have the right to terminate this Agreement on or after March 31, 2015 upon thirty (30) days’ prior written notice to PDI, in the event that Commercialization is not achieved by March 31, 2015, provided, that PDI neither has exercised the PDI Call Option nor elects to so exercise before the expiration of such 30-day termination notice period. In the event of such termination, [***] shall be obligated to pay PDI the sum of One Million Dollars ($1,000,000) pursuant to a promissory note identical to the Promissory Note required by Section 10.2(a). PDI shall have the right to extend until September 30, 2015 the effective date of termination under this Section 10.2(c) by making a payment to [***] of Five Hundred Thousand Dollars ($500,000) (the “Extension Fee”) before the expiration of such 30-day termination notice period. If the Extension Fee is paid, and if thereafter a Closing occurs, then the Stock Purchase Price due at Closing shall be reduced by the amount of the Extension Fee. Payment of the Extension Fee, and the resulting extension of the effective date of termination, shall not prevent PDI from exercising its rights to terminate under Section 10.2(a) during such extended termination period.
11.Amendment to Section 10.2(g). Section 10.2(g) of the Collaboration Agreement shall be deleted and replaced in its entirety with the paragraph below.
(g)    On the date that is the second anniversary date of the Effective Date, this Agreement, if not previously terminated in accordance with its terms, shall automatically terminate if, prior to such date, PDI has not exercised the PDI Call Option.
12.Amendment to Exhibit A. Exhibit A to the Collaboration Agreement is hereby deleted and replaced in its entirety with Exhibit A hereto.
13.Joinder. The Parties desire that each of the shareholders of [***] (the “[***] Shareholders”) execute a Shareholder Joinder in the form attached hereto (the “Joinder”) and join in this Amendment for the limited purposes set forth therein. If any [***] Shareholder has not executed the Joinder concurrently with the Parties’ execution of this Amendment, then [***] shall use commercially reasonable efforts to obtain the signature of such [***] Shareholder on the Joinder within 30 days after the Effective Date. The failure of any [***] Shareholder to execute the Joinder shall not adversely affect the enforceability of the Amendment as against the Parties or any other [***] Shareholder, and this Amendment shall be enforceable against each [***] Shareholder that has executed the Joinder even if one or more of the other [***] Shareholders fails to execute the Joinder.
14. No Defaults. Each Party represents and warrants that it is not aware of any default by the other party under the Collaboration Agreement.

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15. Inconsistencies. In the event of any inconsistencies between this Amendment and the Collaboration Agreement, the provisions of this Amendment shall prevail. Except as modified herein, all of the terms and conditions of the Collaboration Agreement remain in full force and effect.
16. Continued Validity of Collaboration Agreement. Except as amended hereby, the Collaboration Agreement shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.
17. Counterparts. For the convenience of the Parties, this Amendment may be executed in counterparts and by facsimile or email exchange of pdf signatures, each of which counterpart shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on the Parties.
[signature page follows]

7

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to the Collaboration Agreement to be executed the day and year first above written.

[***] By:___________________________ Print Name:_____________________ Title:__________________________	PDI, INC. By: Print Name:__________________________ Title: :______________________________

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Shareholder Joinder

Each of the undersigned, having executed a Shareholder Joinder to the Collaboration Agreement for the limited purposes as set forth in such Shareholder Joinder to the Collaboration Agreement, hereby joins in the foregoing First Amendment to the Collaboration Agreement for the limited purposes set forth in this Shareholder Joinder. In order to induce PDI to enter into the First Amendment to the Collaboration Agreement, each of the undersigned hereby consents to such Amendment in its entirety, agrees to be bound by the provisions of such Amendment as if he or she were each individually a party to the Amendment, and consents to the specific enforcement of the Collaboration Agreement, as amended by the First Amendment to the Collaboration Agreement, against himself or herself.

Except with respect to the terms of the Collaboration Agreement that are specifically amended by the foregoing First Amendment to the Collaboration Agreement, the Collaboration Agreement (and the Shareholder Joinder thereto) shall continue in full force and effect as originally constituted.

This Shareholder Joinder is binding on each of the signatories hereto, and shall be enforceable against each of the undersigned whether or not one or more of the other [***] Shareholders fails to execute this Shareholder Joinder.
Each of the undersigned agree and acknowledge that their respective counsel have reviewed, or have had the opportunity to review, this Shareholder Joinder and the terms herein.

IN WITNESS WHEREOF, the undersigned hereto have executed this Shareholder Joinder as of the Effective Date of the First Amendment to the Collaboration Agreement.

____________________ [***]	____________________ [***]
____________________ [***]	____________________ [***]

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[Exhibit A to First Amendment to Collaboration Agreement]

STOCK PURCHASE AGREEMENT

Dated as of ______ __, ____

By and Among
[PDI, INC.], Buyer
And the Shareholders of
[***], Sellers

TABLE OF CONTENTS
Article 1 DEFINITIONS 1
1.1Definitions1
1.2Construction6
1.3Headings6
1.4Number and Gender6
1.5Knowledge6
1.6Statutes6
1.7“Including”, “Herein” and References6
Article 2 PURCHASE AND SALE; CLOSING7
2.1Purchase and Sale of Shares7
2.2Purchase Price7
2.3Closing; Closing Date8
2.4Deliveries at the Closing8
2.5Conditions to the Sellers’ Obligations at Closing8

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Article 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION8
3.1Representations and Warranties of the Sellers8
3.2Representations and Warranties of the Buyer10
Article 4 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY11
4.1Organization, Qualification, and Corporate Power11
4.2Authorization of Transaction11
4.3Capitalization12
4.4Noncontravention12
4.5Brokers’ Fees13
4.6Other Matters13
4.7Performance under Collaboration Agreement13
Article 5 POST-CLOSING COVENANTS13
5.1Access to Records13
5.2Litigation Support14
5.3Non-Competition; Non-Solicitation14
5.4Confidentiality15
5.5Tax Matters15
Article 6 DELIVERABLES AT CLOSING18
6.1Sellers’ Deliverables18
6.2Buyer’s Deliverables19
Article 7 REMEDIES FOR BREACHES OF THIS AGREEMENT19
7.1Survival of Representations and Warranties19
7.2Indemnification of Buyer20
7.3Indemnification of Sellers20
7.4Limitations on Indemnification for Breaches of Representations and Warranties21
7.5Notice of Claim22
7.6Third Person or Governmental Body Claims22
7.7Purchase Price Adjustment23
7.8Calculation of Losses23
7.9No Contribution23
7.10Offset Rights24
Article 8 MISCELLANEOUS24

i

8.1Seller Representative4
8.2Press Releases and Public Announcements25
8.3No Third-Party Beneficiaries25
8.4Entire Agreement25
8.5Succession and Assignment26
8.6Counterparts26
8.7Notices26
8.8Governing Law27
8.9Submission to Jurisdiction; Consent to Service of Process27
8.10Amendments and Waivers28
8.11Severability28
8.12Expenses29
8.13Further Assurances29
8.14Release    29
8.15Incorporation of Exhibits    29

ii

Exhibits

Exhibit Article 3.1(b)	Consents Required by Sellers

Exhibit Article 3.1(c)	Sellers’ Brokers’ Fees

Exhibit Article 3.1(d)	Agreements regarding Shares

Exhibit Article 3.1(c)	Consents Required by Buyer

Exhibit Article 4.1	Managers, Directors and Officers of Company

Exhibit Article 4.3	Capitalization

Exhibit Article 4.4	Noncontravention

Exhibit Article 4.5	Company’s Brokers’ Fees

Exhibit Article 4.6	Updated Disclosure Exhibits

iii

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of ______ __, ____ by and among [PDI, INC., a Delaware corporation] (the “Buyer”) and the individuals identified on the signature page hereto (collectively, the “Sellers”).
WHEREAS, Sellers own 100% of the issued and outstanding shares (the “Shares”) of [***], a Delaware corporation (the “Company”); and
WHEREAS, Sellers desire to sell to the Buyer, and the Buyer desires to purchase from Sellers, all of each Sellers’ respective Shares, upon the terms and subject to the conditions set forth in this Agreement, so that the Buyer will become the owner of all of the issued and outstanding Shares of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Buyer and the Sellers hereby agree as follows:
Article 1
DEFINITIONS
1.1    Definitions

In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agreement” means this Stock Purchase Agreement, including all exhibits hereto, as it may be amended from time to time.
“Applicable Law” means any United States or foreign statute, law (including the common law), ordinance, rule, code, or regulation that applies in whole or in part to, as the case may be, the Company, the Buyer or Sellers or any of their respective businesses, properties or assets. Any reference to any federal, provincial, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
“Business Day” means any day of the year on which national banking institutions in New Jersey are open to the public for conducting business and are not required or authorized to close.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer Documents” has the meaning set forth in Section 3.2(b).
“Buyer Indemnitees” has the meaning set forth in Section 7.2.
“Claim Notice” has the meaning set forth in Section 7.5(a).
“Closing” has the meaning set forth in Section 2.3.
“Closing Consideration” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.3.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collaboration Agreement” means that certain Collaboration Agreement between PDI, Inc. and the Company, dated August 19, 2013, as amended by the First Amendment to the Collaboration Agreement, dated August __, 2014 to which this Agreement is Exhibit A.
“Company” has the meaning set forth in the second paragraph of this Agreement.
“Company Documents” has the meaning set forth in Section Article 4.2.
“Company GAAP Liabilities” means, without duplication, all liabilities of the Company as of the Closing Date (i) for Indebtedness or (ii) that would have been disclosed on a balance sheet of the Company prepared according to GAAP as of the Closing Date, including without limitation accounts payable, accrued but unpaid expenses, and other liabilities.
“Confidential Information” has the meaning set forth in Section 1 of the Confidential Disclosure Agreement dated May 7, 2013 between Buyer and the Company, as applicable to information relating to the businesses and affairs of the Company.
“Expenses” means all reasonable out-of-pocket expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified hereunder (including court filing fees, court costs, arbitration or mediation fees or costs, and reasonable fees and disbursements of legal counsel).
“Extension Fee” has the meaning set forth in the Collaboration Agreement.
“FIRPTA Certificate” means a statement complying with the relevant provisions of the Treasury Regulations under Code Section 1445 certifying as to a Seller’s non-foreign status.
“Fundamental Representations” means the representations Sections 7.1 through 7.5 (inclusive), 7.7, 7.12, and 7.21 of Exhibit B to the Collaboration Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Body” means any United States or foreign government, whether federal, state, municipal or local, or other governmental, legislative, executive or judicial authority, commission or regulatory body.
“[***]” means [***], an individual and the principal stockholder of the Company.
“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of any other Persons of the type referred to in clauses (i) through (vi), the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Security Interest on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnification Threshold” has the meaning set forth in Section 7.4(a).
“Indemnified Party” has the meaning set forth in Section 7.5(a).
“Indemnitor” has the meaning set forth in Section 7.5(a).
“IRS” means the Internal Revenue Service.
“Legal Proceeding” means any action, suit, proceeding, hearing, mediation, claim (including any counterclaim), notice or other assertion of legal liability or investigation of, in, or before any Governmental Body or before any arbitrator.
“Litigating Party” has the meaning set forth in Section 5.2.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages (including incidental damages, but excluding indirect, consequential, exemplary and punitive damages except to the extent such damages are payable to a third party), reasonable expenses, deficiencies, debts, adverse claims or other charges (whether in contract, tort, strict liability or otherwise).
“Material Adverse Change” means any change, effect, event, occurrence or state of facts that is materially adverse to (a) the business, properties, assets, financial condition, prospects or results of operations of the Company, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, any adverse change, effect or circumstance resulting from general economic factors affecting the economy as a whole, to the extent that such factors do not have a disproportionate effect on the Company relative to other companies operating in the molecular diagnostics industry, that materially impair the Company’s ability to conduct its operations shall not be deemed in themselves, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Change.
“Net Closing Payment” has the meaning set forth in Section 2.2(a).
“Ordinary Course” means any transaction relating to the Company which constitutes an ordinary day-to-day business activity of the Company reasonably consistent with past practice of the Company.
“Organic Documents” means, with respect to a corporation, such corporation’s charter or certificate of incorporation and by-laws, or, with respect to a general or limited partnership, such partnership’s general or limited partnership agreement, or, with respect to a limited liability company, such limited liability company’s certificate of formation and operating agreement.
“Parties” means the Buyer and the Sellers, collectively, and “Party” means any one of them.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or other entity.
“[***] Loan” has the meaning set forth in the Collaboration Agreement.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period ending after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Restricted Business” means any business or other enterprise involved in the development or commercialization of any products, services or technology for, or related to, diagnosis of thyroid cancer or diagnosis of kidney rejection.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.
“Security Interest” means any mortgage, pledge, lien, deed of trust, claim, lease, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance, charge, or other security interest, restriction or limitation.
“Seller Documents” has the meaning set forth in Section 3.1(a).
“Seller Indemnitees” has the meaning set forth in Section 7.3.
“Seller Representative” has the meaning set forth in Section 8.1.
“Sellers” has the meaning set forth in the first paragraph of this Agreement.
“Shares” has the meaning set forth in the recitals of this Agreement.
“Straddle Period” has the meaning set forth in Section 5.5(c)(i).
“Tax” means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, franchise, use, value added, transfer, gains, capital gains, license, excise, employment, payroll, withholding, capital, ad valorem, profits, inventory, capital stock, social security, unemployment, severance, stamp, occupation, estimated or minimum tax, or any other tax, custom duty, governmental fee or other like assessment or charge of any kind whatsoever, (ii) any interest, penalty, fine, addition to tax or additional amount imposed by any Governmental Body in connection with any item described in clause (i) and (iii) any liability in respect of any item described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
“Tax Claim” has the meaning set forth in Section 5.5(f).
“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Total Consideration” means the sum of (i) One Million Five Hundred Thousand Dollars ($1,500,000), (ii) the PDI Commercialization Expenditures (as defined in the Collaboration Agreement), (iii) the Closing Consideration and (iv) the Royalty Payments (as defined in the Collaboration Agreement)

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code, including any successor provisions thereto.
1.2.    Construction
The Parties have participated jointly in the negotiation and preparation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
1.3.    Headings
The division of this Agreement into articles, sections, subsections, and exhibits and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The article, section, subsection and exhibit headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and are not to be considered part of this Agreement.
1.4.    Number and Gender
In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.
1.5.    Knowledge
Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “Knowledge” of a natural Person, it shall be deemed to refer to knowledge of such Person after due inquiry, and where any representation or warranty contained in this Agreement is expressly qualified by reference to the “Knowledge” of a Person that is not an individual, it shall be deemed to refer to the knowledge after due inquiry of such Person’s directors and executive officers (including, in the case of the Company, [***]) and all other officers and managers having responsibility relating to the applicable matter.
1.6.    Statutes
Unless specified otherwise, reference in this Agreement to a statute refers to that statute or to any amended or restated legislation of comparable effect. Reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
1.7.    “Including”, “Herein” and References
The word “including” means “including without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it. All uses of the words “herein”, “hereto”, “hereof”, “hereby” and “hereunder” and similar expressions refer to this Agreement and not to any particular section or portion of it. References to an Article, Section, Subsection or Exhibit refer to the applicable article, section, subsection or exhibit of this Agreement.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

Article 2
PURCHASE AND SALE; CLOSING
2.1.    Purchase and Sale of Shares
Upon the terms and subject to the conditions of this Agreement, on the Closing Date each Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s Shares, free and clear of any and all Security Interests.
2.2.    Purchase Price
(a)In consideration for the Shares, at the Closing:
(i)the Buyer will pay to the Sellers at Closing an aggregate amount equal to (x) Three Million Dollars ($3,000,000), less (y) the sum of (A) any Extension Fee paid pursuant to the Collaboration Agreement and (B) the amount of any liabilities identified on Exhibit 2.2(a) and any other Company GAAP Liabilities (to the extent not paid by the Company prior to the Closing Date), by wire transfer of immediately available funds to the Sellers (the difference of (x) minus (y), the “Net Closing Payment”);
(ii)the Buyer will pay the amount of liabilities specified on Exhibit 2.2(a) to such account or accounts specified by the Company for immediate distribution in payment of the liabilities set forth on Exhibit 2.2(a); provided, however, that in no event shall the amounts payable under this Section 2(a)(ii) exceed an amount equal to Three Million Dollars ($3,000,000) minus the Company GAAP Liabilities that are not specified on Exhibit 2.2(a); and

(iii)the then outstanding amount of the [***] Loan shall be reduced to zero.

((i), (ii) and (iii) collectively, the "Closing Consideration")
(b)The Buyer shall pay to [***] in his capacity as Seller Representative for further distribution to the Sellers at the Closing, the Net Closing Payment, by wire transfer of immediately available funds to the accounts in the United States specified by [***] in writing to the Buyer at least three (3) Business Days prior to the Closing.

(c)In the event any Company GAAP Liabilities are identified within two (2) years after Closing that were not deducted from the Net Closing Payment as required by Section 2.2(a), Sellers shall reimburse Buyer for each and every such Company GAAP Liability within five (5) Business Days after receiving the Buyer’s written demand therefor. Subject to Section 7.4(d), the foregoing does not limit or modify the indemnification obligations in Article 7.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

2.3.    Closing; Closing Date
The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the execution hereof at the offices of [***] at [address] (or at such other place as shall be agreed upon by the parties hereto in writing) at 10:00 a.m. (local time) on the date hereof (the “Closing Date”), unless another time or date is agreed to in writing by the Parties hereto.
2.4.    Deliveries at the Closing
At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.1 below, including duly executed instruments of transfer or assignment representing all of his or her Shares, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 6.2 below, and (iii) the Buyer will deliver to [***] in his capacity as Seller Representative for further distribution to each of the Sellers the amounts required pursuant to Section 2.2(b) above.
2.5.    Conditions to the Sellers’ Obligations at Closing
The obligations of the Sellers to sell the Shares to the Buyer at the Closing are subject to PDI’s full payment of all undisputed invoices, and the Parties’ good faith resolution of all disputed invoices, submitted by [***] to PDI pursuant to Section 2.1(f) of the Collaboration Agreement.
Article 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

3.1.    Representations and Warranties of the Sellers

Each of the Sellers represents and warrants to the Buyer that, with respect to himself or herself:
(a)Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Seller in connection with the transactions contemplated by this Agreement (the “Seller Documents”) and to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, the valid and legally binding obligation of the Seller, enforceable in accordance with their respective terms and conditions.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

(b)        Noncontravention.
(i)Except as disclosed in Exhibit 3.1(b), neither the execution and the delivery of this Agreement nor any of the Seller Documents, nor the consummation of the transactions contemplated hereby or thereby, will violate any Applicable Law to which the Seller is subject.

(ii)Except as disclosed in Exhibit 3.1(b), neither the execution and the delivery of this Agreement nor any of the Seller Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or she is bound or to which any of his or her assets are subject. Except as otherwise disclosed in Exhibit 3.1(b), the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or Governmental Body in connection with the execution and delivery of this Agreement and the Seller Documents or in order for the Parties to consummate the transactions contemplated by this Agreement.

(b)Brokers’ Fees. Except as disclosed in Exhibit 3.1(c), the Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(c)Ownership. Except as disclosed in Exhibit 3.1(d), (i) the Seller holds of record and owns beneficially his or her Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws and restrictions in favor of Buyer pursuant to the Collaboration Agreement), Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, and holds no other rights to acquire any additional capital stock or other equity interests from the Company, (ii) the Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock or other equity interests of the Company (other than those in favor of Buyer under this Agreement and the Collaboration Agreement), (iii) the Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or other equity interests of the Company and (iv) the Seller has the power and authority to sell, transfer, assign and deliver the Shares, and such delivery will convey to Buyer good and marketable title to such Shares, free and clear of any and all Security Interests.

(d)No Claims or Disputes. No Seller currently has any claim or dispute with any other Seller, the Company or any of the Company’s managers or any other Person of any nature relating in any way to the Company, the business and operations of the Company or such Seller’s ownership of Shares in the Company, including, but not limited to, disputes concerning wages, taxes and distributions. There is no Legal Proceeding pending, or to the Knowledge of the Seller threatened, against the Seller or to which the Seller is otherwise a party relating to this Agreement or the Seller Documents or the transactions contemplated hereby.

(e)Litigation. There is no Legal Proceeding against Seller or to which Seller is otherwise a party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exist that does or could result in or serve as a basis for any such Legal Proceeding.

3.2.    Representations and Warranties of the Buyer

The Buyer represents and warrants to the Sellers that:
(a)Organization of the Buyer. The Buyer is a corporation duly formed, validly existing, and in good standing under the laws of Delaware.

(b)Authorization of Transaction. The Buyer has full power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Buyer in connection with the transactions contemplated by this Agreement (the “Buyer Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Buyer Documents will be at or prior to the Closing, duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by each other Party thereto) this Agreement constitutes, and each of the Buyer Documents when so executed and delivered will constitute, the valid and legally binding obligation of the Buyer, enforceable in accordance with their respective terms and conditions.
(c)Noncontravention.

(i)    Neither the execution and the delivery of this Agreement nor any of the Buyer Documents, nor the consummation of the transactions contemplated hereby or thereby, will violate any Applicable Law to which the Buyer is subject or any provision of its Organic Documents.
(ii)    Neither the execution and the delivery of this Agreement nor any of the Buyer Documents, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets are subject. Except as otherwise disclosed in Exhibit 3.2(c), the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or Governmental Body in connection with the execution and delivery of this Agreement and the Buyer Documents or in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)    Brokers’ Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)    Litigation. There is no Legal Proceeding against Buyer or to which Buyer is otherwise a party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Buyer’s Knowledge, no event has occurred or circumstances exist that does or could result in or serve as a basis for any such Legal Proceeding.
(f)    Sufficiency of Funds. At the Closing Date, and at such time as payment may be required to be made by the Buyer under this Agreement and/or the Collaboration Agreement, the Buyer will have sufficient funds available to it to permit the Buyer to pay all amounts payable to the Sellers, including the Closing Consideration.
(g)    Investment Intent. The Shares are being purchased for the Buyer’s own account, for investment purposes only and not with the view to, or for resale in connection with, any distribution or public offering thereof (within the meaning of such terms in the Securities Act). The Buyer understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act.
(h)    Disclosure of Information. The Buyer has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 4 of this Agreement or the right of the Buyer to rely thereon.

Article 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
[***] represents and warrants to the Buyer that:
4.1    Organization, Qualification, and Corporate Power
The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and duly authorized to conduct business and in good standing under the laws of each jurisdiction where qualification is required, except for jurisdictions where the failure to be so qualified would not cause the Company to experience a Material Adverse Change. The Company has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Exhibit 4.1 lists the directors and officers of the Company.
4.2    Authorization of Transaction
The Company has full power and authority to execute and deliver each agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Documents”), and to perform its obligations thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of each of the Company Documents, and the consummation of the transactions contemplated thereby, have been duly authorized and approved by all required action on the part of the Company. Each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

by the Company, and (assuming due authorization, execution and delivery by Buyer) each of the Company Documents to which the Company is a party, when so executed and delivered, will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms and conditions.
4.3.    Capitalization
The entire authorized capital stock of the Company consists of 10,000,000 voting shares of Common Stock, of which 2,060,000 shares of Common Stock are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, are held of record by the Sellers as disclosed in Exhibit 4.3 and were not issued to or acquired by the Sellers in violation of any Applicable Law applicable to the Company, or of any agreement to which the Company is a party, or of any preemptive rights granted by the Company or, to the Knowledge of the Company, any other Person. Except as disclosed in Exhibit 4.3, (i) no shares of capital stock or other equity interests of the Company are reserved for issuances or are held as treasury shares, (ii) there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments relating to the capital stock or other equity interests of the Company, granted by the Company or, to the Knowledge of the Company, any other Person, (iii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, (iv) there are no obligations, contingent or otherwise, of the Company or, to the Knowledge of the Company, any of the Sellers or any other Persons, to purchase, redeem or otherwise acquire any capital stock or other equity interests of the Company, (v) there are no agreements or understandings, including voting trusts and proxies, among or by the Company and any of the Sellers or any other Persons with respect to the Company, and (vi) there are no dividends which have accrued or have been declared but are unpaid on the capital stock or other equity interests of the Company.
4.4    Noncontravention
(a)Except as disclosed in Exhibit 4.4, neither the execution and the delivery of this Agreement or the Company Documents, nor the consummation of the transactions contemplated hereby, will violate any Applicable Law to which the Company is subject or any provision of the Organic Documents of the Company.
(b)Except as disclosed in Exhibit 4.4, neither the execution and the delivery of this Agreement or the Company Documents, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as disclosed in Exhibit 4.4, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent (all of which have already been obtained), or approval of any Person or Governmental Body in connection with the execution and delivery of this Agreement and the Company Documents and in order for the Parties to consummate the transactions contemplated by this Agreement.

4.5.    Brokers’ Fees
Except as disclosed in Exhibit 4.5, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
4.6.    Other Matters
Attached hereto as Exhibit 4.6 is an update to the representations contained in Exhibit B to the Collaboration Agreement and updated counterparts of the exhibits to the Collaboration Agreement referred to in Exhibit B of the Collaboration Agreement. The representations and warranties in Exhibit 4.6 are true and correct, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties are true and correct on and as of such earlier date).
4.7.    Performance under Collaboration Agreement
The Company has complied in all material respects with the terms and conditions of the Collaboration Agreement, the Company is not in material breach or default under the Collaboration Agreement, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Collaboration Agreement.
Article 5
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.
5.1.    Access to Records
After the Closing, Buyer will cause the Company to allow the Seller Representative to inspect, for all proper purposes, any and all books and records of the Company existing on the Closing Date as may be reasonably required in order to allow the Sellers to comply with their obligations to Buyer or third parties in connection with any Legal Proceedings, except that Buyer shall not be required to provide access to such books and records in connection with a dispute between Buyer and the Company and/or any Seller; provided, that such access will be upon reasonable prior written notice, during normal business hours, at Sellers’ expense and conducted in a manner so as not to unreasonably interfere with the Company’s business.

5.2.    Litigation Support

In the event and for so long as any Party (the “Litigating Party”) is actively contesting or defending against any Legal Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will reasonably cooperate with the Litigating Party and his or its counsel in the contest or defense, and make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the Litigating Party (except as otherwise provided in Article 7), provided that this Section 5.2 shall not apply in respect of any Legal Proceeding brought against the Litigating Party by any other Party hereto.
5.3.    Non-Competition; Non-Solicitation

(a)[***] agrees that for a period of three (3) years from and after the Closing Date, neither he nor any of his Affiliates shall, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in a Restricted Business; provided, however, that the restrictions contained in this Section 5.3(a) shall not restrict the acquisition by [***] or any of his Affiliates, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b)[***] agrees that for a period of three (3) years from and after the Closing Date, neither he nor any of his Affiliates shall, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company (including any existing or former customer of the Company and any Person that becomes a client or customer of the Company after the Closing) or any other Person who has a material business relationship with the Company to terminate or modify any such actual or prospective relationship.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

5.4.    Confidentiality
Each of the Sellers will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, Article 5 of the Collaboration Agreement and/or Section 11.12 of the Collaboration Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments of the Confidential Information which are in his or its possession; provided, however, that the Sellers may retain, and shall have no obligation to return to Buyer or destroy, any information provided to the Sellers pursuant to Article 5 of the Collaboration Agreement or generated in connection with the undertakings described in Section 11.12 of the Collaboration Agreement. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4 at the Buyer’s expense.
5.5.    Tax Matters
(a)Tax Indemnity.
(i)The Sellers hereby agree collectively, in proportion to their respective pro rata share of the Total Consideration, to be liable for and to indemnify and hold the Buyer Indemnitees harmless from and against, and pay to the Buyer Indemnitees, the amount of any and all Losses in respect of (i) all Taxes of the Company (or any predecessor thereof) for any Pre-Closing Tax Period (determined as provided in Section 5.5(c)); (ii) the failure of any of the representations and warranties contained in Section 7.12 of Exhibit 4.6 to be true and correct in all respects (determined without regard to any qualification related to materiality or Knowledge contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes; and (iii) any failure by the Sellers to timely pay any and all Taxes required to be borne by the Sellers pursuant to Section 8.12.

(ii)The Buyer hereby agrees to be liable for and to indemnify and hold the Seller Indemnitees harmless from and against, and pay to the Seller Indemnitees, the amount of any and all Losses in respect of (x) all Taxes of the Company (or any predecessor thereof) for any Post-Closing Tax Period; and (y) the failure of the Buyer to perform any covenant contained in this Agreement with respect to Taxes.
(b)Tax Returns; Payment of Taxes.

(i)    Prior to the Closing Date, the Company shall timely prepare and file with the appropriate Taxing Authorities all Tax Returns required to be filed on or before the Closing Date and shall pay all Taxes due with respect to such Tax Returns or owed (whether or not shown to be due on any Tax Returns).
(ii)    Buyer shall cause the Company to timely prepare and file with the appropriate Taxing Authorities all Tax Returns related to the Company not described in subsection (i) above and, subject to the rights to payment from the Sellers under subsection (iii)

below, shall cause the Company to pay all Taxes due with respect to such Tax Returns or owed (whether or not shown to be due on any Tax Returns). In the case of any Tax Return required to be filed pursuant to this subsection (ii) that reflects Taxes that are the subject of indemnification by the Sellers under Section 5.5(a), above, Buyer shall provide the Seller Representative at least fifteen (15) Business Days before filing with copies of such completed Tax Returns, along with supporting workpapers, for the review and approval of the Seller Representative, such approval not to be unreasonably withheld or delayed. The Seller Representative and the Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Seller Representative and the Buyer are unable to resolve any dispute with respect to such Tax Returns prior to the due date for filing, such dispute shall be resolved pursuant to Section 5.5(g), which resolution shall be binding on the parties.
(iii)Not later than ten (10) Business Days prior to the due date for the payment of Taxes on any Tax Returns for which the Buyer has filing responsibility pursuant to subsection (ii), the Sellers shall pay to the Buyer the amount of Taxes owed by the Sellers, as reasonably determined by the Buyer in accordance with the provisions of Section 5.5(a) and 5.5(c). No payment pursuant to this subsection (iii) shall excuse the Sellers from their indemnification obligations pursuant to Section 5.5(a) if the amount of Taxes for which Sellers are liable under this Agreement as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Sellers’ payment under this Section 5.5(b)(iii). If the amount of Taxes for which Sellers are liable under this Agreement as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns is less than the amount of the Sellers’ payment under this Section 5.5(b)(iii), the Buyer shall reimburse to Sellers the amount of such overpayment not later than ten (10) Business Days following the date of such ultimate determination.
(c)Allocations; Straddle Period.

(i)    In any case in which a Tax is assessed with respect to a taxable period that includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes of the Company, if any, attributable to a Straddle Period shall be allocated (i) to Sellers for the period up to and including the close of business on the Closing Date, and (ii) to Buyer for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(ii)    To the extent that Taxes are not apportioned pursuant to Section 5.5(c)(i) using the closing of the books method, such as in the case of real, personal and intangible property Taxes, the amount of these Taxes shall be allocated to the Pre-Closing and Post-Closing Tax Periods based on a fraction, the denominator of which is the number of days during such Tax Period and the numerator of which is the number of days in the Straddle Period.

(d)Cooperation. The Seller Representative, the Company, and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns, if any) and any other matters relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving Tax Claims.
(e)Tax Refunds. Any refund received by the Company of Taxes attributable to a Pre-Closing Tax Period (determined in accordance with Section 5.5(c)) shall be for the account of the Sellers; provided, however, that the Sellers shall not be entitled to any refund of Taxes to the extent such refund is attributable to the carryback of losses arising in or attributable to a taxable period (including the portion of any Straddle Period) beginning after the Closing Date to a Pre-Closing Tax Period. All other Company Tax refunds, including those described in clauses (i) and (ii) above, shall be for the account of the Buyer. The Buyer shall, and shall cause the Company to, forward any Tax refund received by the Company to which the Sellers may be entitled in accordance with this Section 5.5(e) to the Seller Representative for further distribution to the Sellers as promptly after such receipt as is commercially practicable.
(f)Tax Audits.
(i)    If notice of any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before any Taxing Authority with respect to Taxes of the Company (a “Tax Claim”) shall be received by any Party for which the other Party would be liable pursuant to Section 5.5(a), the notified Party shall notify such other Party in writing of such Tax Claim; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such failing Party of its obligations under this Section 5.5 except to the extent that the other Party is actually and materially prejudiced thereby.
(ii)    he Seller Representative shall have the sole right to represent the interests of the Company in any Tax Claim relating exclusively to taxable periods ending on or before the Closing Date if and to the extent the Sellers are potentially liable for any Taxes resulting therefrom, and to employ counsel of their choice at their expense; provided, however, that the Seller Representative may not agree to a settlement or compromise thereof without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed; and provided, further, that if such Tax Claim involves an issue that recurs in a Post-Closing Tax Period of Buyer, the Company or any of their respective Affiliates or otherwise could adversely affect the Buyer, the Company or any or their respective Affiliates for a Post-Closing Tax Period, then (A) the Seller Representative and the Buyer shall jointly control the defense and settlement or compromise of any such Tax Claim and each Party shall cooperate with the other Party at its own expense, and (B) there shall be no settlement or closing or other agreement with respect thereto without the written consent of each of the Buyer and the Seller Representative, which consents shall not be unreasonably withheld or delayed.
(iii)    In the case of any Tax Claim not described in (ii) above, the Buyer shall have the right, at the expense of the Sellers to the extent such Tax Claim is subject to indemnification by the Sellers pursuant to Section 5.5(a) hereof, to represent the interests of the

Company; provided that in the case of any Tax Claim that is the subject of indemnification under Section 5.5(a), Buyer shall not settle such claim without the written consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed.
(g)Disputes. Any dispute as to any matter covered under this Section 5.5 shall be resolved by an independent accounting firm mutually acceptable to the Seller Representative and the Buyer. The fees and expenses of such accounting firm shall be borne equally by the Sellers, on the one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return deems correct.
(h)Exclusivity. The indemnification provided for in this Section 5.5 shall be the sole remedy for any claim in respect of Taxes. In the event of a conflict between the provisions of this Section 5.5, on the one hand, and the provisions of Article 7, on the other, the provisions of this Section 5.5 shall control. For the avoidance of doubt, the limitations contemplated in Section 7.4 shall not apply to any recovery under Section 5.5(a) hereof.

Article 6
DELIVERABLES AT CLOSING
6.1.    Sellers’ Deliverables
The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to delivery of the following documents by Sellers:
(a)a certificate of an officer of the Company dated as of the Closing Date and certifying (i) that correct and complete copies of its Organic Documents are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Company Documents to which it is a party and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the persons authorized to execute and deliver the Company Documents on behalf of the Company;

(b)the resignations, effective as of the Closing, and release of claims to fees or expenses of each director and officer of the Company whose resignation has been requested by the Buyer;

(c)duly executed instruments of assignment or transfer from each Seller with respect to all of his or her Shares;
(d)a FIRPTA Certificate in form and substance satisfactory to the Buyer; and
(e)such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Buyer.

The Buyer may waive any of the foregoing deliverables specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.
6.2.    Buyer’s Deliverables
The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to Buyer’s payment of the Closing Consideration as provided in Section 2.2 and delivery of the following documents by Buyer:
(a)a certificate of an officer of the Buyer dated as of the Closing Date and certifying (i) that correct and complete copies of its Organic Documents are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Buyer Documents to which it is a party and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the persons authorized to execute and deliver the Buyer Documents on behalf of the Buyer;
(b)such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Sellers.
The Sellers may waive any of the foregoing deliverables condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.
Article 7
REMEDIES FOR BREACHES OF THIS AGREEMENT

7.1.    Survival of Representations and Warranties
The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing and shall terminate at the close of business on the date two (2) years following the Closing Date, except that the representations and warranties of the Sellers contained in Sections 7.11 and 7.14 of Exhibit 4.6 and in Section 4.7 hereof shall survive the Closing and shall terminate at the close of business on the date three (3) years following the Closing Date, and except further that the representations and warranties of the Sellers contained in Sections 3.1(a), (b)(i) and (c)-(f), 4.1, 4.2, 4.3, 4.4(a), 4.5 and 4.6 to the extent such Section 4.6 relates to the Fundamental Representations, and of the Buyer contained in Sections 3.2(a)-(c)(i) and (d)-(h), shall survive until 90 days after the expiration of the applicable underlying statute of limitations; provided, however, that any obligations under Section 7.2 or 7.3 shall not terminate with respect to any Losses and Expenses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the identifying party in accordance with Section 7.4(a) before the termination of the applicable period for survival of the representation and warranty pursuant to this Section 7.1.

7.2.    Indemnification of Buyer
(a)Each Seller shall severally (but not jointly) defend and indemnify the Buyer, its Affiliates (including the Company) and each of their officers, directors, employees, stockholders, agents and representatives (collectively, the “Buyer Indemnitees”) against and hold them harmless from any Losses and Expenses suffered or incurred by any such Buyer Indemnitee arising from, relating to or otherwise:

i.based upon, attributable to or resulting from the failure of any representation or warranty made by such Seller in Section 3.1 or in any Seller Document of such Seller to be true and correct in all respects as of the date hereof and at and as of the Closing Date; or
ii.based upon, attributable to or resulting from any breach of any covenant or other agreement of such Seller under this Agreement or any Seller Document of such Seller.
(b)[***] shall defend and indemnify the Buyer Indemnitees against and hold them harmless from any Losses and Expenses suffered or incurred by any such Buyer Indemnitee arising from, relating to or otherwise:
i.based upon, attributable to or resulting from the failure of any representation or warranty made by [***] in Article 4 of this Agreement or by the Company in any Company Document, as the case may be, to be true and correct in all respects as of the date hereof and at and as of the Closing Date;
ii.any claim in relation to Taxes, as provided in Section 5.5; and
iii.based upon, attributable to or resulting from that certain engagement letter between the Company and Torreya Capital, a division of the Financial West Investment Group, dated October 4, 2012 including any and all amounts now or hereafter payable by the Company under or in connection with such agreement.

7.3.    Indemnification of Sellers
The Buyer shall defend and indemnify the Sellers and their respective Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) against and hold them harmless from any Losses and Expenses suffered or incurred by any Seller arising from, relating to or otherwise:
(a)based upon, attributable to or resulting from the failure of any representation or warranty made by the Buyer in this Agreement or in any Buyer Document, as the case may be, to be true and correct in all respects as of the date hereof and at and as of the Closing Date;
(b)based upon, attributable to or resulting from any breach of any covenant or other agreement of the Buyer under this Agreement or any Buyer Document; and

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

(c)    based upon, attributable to or resulting from any breach of any covenant or other agreement of the Buyer under Sections 5.1(c) or 11.12 of the Collaboration Agreement.

7.4.    Limitations on Indemnification for Breaches of Representations and Warranties

(a)[***] shall not have any liability under Section 7.2(b)(i) unless the aggregate of all Losses and Expenses relating thereto for which [***] would, but for this proviso, be liable to indemnify all Indemnified Parties exceeds on a cumulative basis Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”), and then only to the extent the aggregate amount of such Losses and Expenses exceed the Indemnification Threshold.

(b)The aggregate amount of all Losses and Expenses for which (i) the Sellers in the aggregate shall be liable pursuant to Sections 7.2(a) or 7.2(b) shall not exceed the Total Consideration and (ii) any Seller individually shall be liable pursuant to Sections 7.2(a) shall not exceed such Seller’s pro rata portion of the Total Consideration. The aggregate amount of all Losses and Expenses for which Buyer shall be liable pursuant to 7.3 shall not exceed the Total Consideration.

(c)The limitations on indemnification set forth in Sections 7.4(a) and Section 7.4(b) shall not apply to Losses and Expenses related to the failure to be true and correct of any of the representations and warranties contained in Sections 3.1(a), 3.1(b)(i), 3.1(c)-(f), 3.2(a)-(c)(i), 3.2(d)-(h), 4.1, 4.2, 4.3, 4.4(a), 4.5 and 4.6 to the extent such Section 4.6 relates to the Fundamental Representations.
(d)In the event a Party is entitled to recover the same Losses under more than one provision of this Agreement, such Party shall only be permitted to recover such Losses one time, and without duplication.

(e)Notwithstanding the foregoing, this Section 7.4 shall not (i) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or (ii) apply in respect of any claim of fraud, including any tort claim or cause of action based upon, arising out of or related to any intentional misrepresentation made in or in connection with this Agreement or as an inducement to enter into this Agreement.

(f)    Subject to Section 7.4(d), the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims on the part of any other Party hereto in connection with the transactions contemplated by this Agreement for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7.28

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

7.5.    Notice of Claim
(a)Any Party seeking indemnification hereunder (the “Indemnified Party”) shall give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice a reference to the provision of this Agreement, Seller Document, Company Document or Buyer Document upon which such claim is based; provided, that a Claim Notice in respect of any Legal Proceeding by or against a third Person as to which indemnification will be sought shall be given, promptly reasonable after the action or suit is commenced; and provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been actually prejudiced by such failure.
(b)After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 7 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any Governmental Body of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. Following such determination of the amount of indemnification, the Indemnified Party shall forward to the Indemnitor written notice of any sums due and owing by the Indemnitor and the Indemnitor shall pay all of such sums so due and owing within five (5) Business Days by wire transfer of immediately available funds.
7.6.    Third Person or Governmental Body Claims

(a)The Indemnitor shall have the right to conduct and control, through counsel of its choosing, who is reasonably satisfied to the Indemnified Party, the defense, compromise or settlement of any third Person or Governmental Body claim, action or suit (a “Third Party Claim”) against any Indemnified Party as to which indemnification will be sought by such Indemnified Party from such Indemnitor hereunder. If the Indemnitor acknowledges its obligation and elects to defend against, compromise, or, settle any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five (5) Business Days of the Indemnified Party’s claim notice with respect to such Third Party Claim in accordance with Section (a) (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the Indemnitor must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnitor elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. The Parties shall, in connection with any Third Party Claim the Indemnitor has elected to defend against, compromise or settle, furnish such records, information as may be reasonably requested by the in connection therewith. The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense compromise or settlement thereof; provided, however, that such Indemnified

Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnitor, if (i) so requested by the Indemnitor to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnitor that would make such separate representation advisable; and provided, further, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. Notwithstanding anything in this Section 7.6 to the contrary, neither the Indemnitor nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.

(b)Notwithstanding the provisions of Section (a), in the event of any claim for injunctive or other equitable relief against the Buyer that would if successful reasonably be expected to have a material and continuing effect on the Company, and for which the Buyer would be entitled to indemnification, the Buyer may assume the defense of such claim at the cost and expense of the Sellers.

7.7.    Purchase Price Adjustment

Any indemnification payment made by the Buyer or any Seller under this Article 7 or Section 5.5 shall be treated by the Buyer and the Sellers as an adjustment to the Closing Consideration for federal, state and local Tax purposes.
7.8.    Calculation of Losses

Notwithstanding anything to the contrary set forth herein, solely for purposes of Section 7.2 in determining the amount of any Losses and Expenses suffered or incurred by any Buyer Indemnitee related to a breach of any representation or warranty of any Seller, but not whether there has occurred any such breach, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Change” or similar qualifications set forth therein.
7.9.    No Contribution

The Sellers shall have no right of contribution or other recourse against the Company or its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by the Buyer, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Buyer.26

7.10.    Offset Rights
Buyer shall have the right to set off any amounts owed by the Sellers to Buyer under this Agreement against any amounts owed by Buyer to the Sellers under the Collaboration Agreement. If PDI intends to exercise such right, it shall provide written notice to the Seller Representative, and if the Seller Representative disputes PDI’s notice, the amount claimed to be subject to set-off shall thereafter be paid by PDI into escrow until the claim is resolved by (a) written agreement of PDI and the Seller Representative, or (b) a final, non-appealable judgment or decree of any Governmental Body. If such resolution upholds the set-off in whole or in part, the funds paid into escrow shall be released first to PDI in an amount equal to the amount of such determination, and the remaining escrow funds, if any, shall then promptly be released to the Seller Representative. If such resolution denies the set-off, the funds paid into escrow shall promptly be released to the Seller Representative. Notwithstanding the foregoing, all funds paid into escrow shall promptly be released to the Seller Representative if the dispute has not been resolved within 180 days after delivery by PDI of the applicable set-off notice to the Seller Representative, or such longer period as PDI and the Seller Representative may agree, if prior to the conclusion of such period neither PDI nor the Seller Representative has commenced a Legal Proceeding with respect to the claimed set-off.
Article 8
MISCELLANEOUS
8.1.    Seller Representative
(a)By virtue of the adoption of this Agreement by the Sellers other than [***], and without further action of any such Seller, each such Seller shall be deemed to have irrevocably constituted and appointed [***] (and by execution of this Agreement [***] hereby accepts such appointment) as agent and attorney-in-fact (in such capacity, the “Seller Representative”) for and on behalf of the Sellers (in their capacity as such), with full power of substitution, to act in the name, place and stead of each Seller with respect to and in connection with and to facilitate the consummation of the transactions contemplated hereby, including the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by the Seller Representative under Section 2.2 or Article 7. The power of attorney granted in this Section 8.1 is coupled with an interest and is irrevocable, may be delegated by the Seller Representative and shall survive the death or incapacity of each Seller. No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his services.
(b)    The Seller Representative shall not be liable to any Person for any act taken in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties under this Agreement (it being understood that any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith and reasonable judgment), and shall not be liable for, and may seek indemnification from the Sellers for, any Losses incurred by the Seller Representative, except to the extent of any Losses actually incurred as a proximate result of the gross negligence or bad faith of the Seller Representative. The Seller Representative shall be entitled to recover any out-of-pocket costs

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

and expenses reasonably incurred by the Seller Representative in connection with actions taken by the Seller Representative pursuant to the terms of Section 2.2 or Article 7 of this Agreement or Article 5 or Section 11.12 of the Collaboration Agreement (including the payment of brokers’ fees and expenses, the hiring of legal counsel and the incurring of legal fees and costs), from the Sellers jointly and severally, including, without limitation, by deducting such costs and expenses from amounts otherwise distributable to the Sellers.
(c)    From and after the date of this Agreement, any decision, act, consent or instruction of the Seller Representative with respect to Section 2.2 or Article 7 shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and the Buyer may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each Seller. Buyer is hereby relieved from any liability to any Person for any acts done by Buyer in accordance with any such decision, act, consent or instruction of the Seller Representative.
8.2.    Press Releases and Public Announcements

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by Applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all commercially reasonable efforts to advise the other Parties prior to making the disclosure).
8.3.    No Third-Party Beneficiaries

Except as specifically provided in Section 8.5, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
8.4.    Entire Agreement

This Agreement (including the documents referred to herein), the Seller Documents, the Company Documents, the Buyer Documents and the Confidentiality Agreement constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5.    Succession and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign this Agreement and/or any or all of its rights and interests hereunder to any entity with which it may merge or consolidate, or which acquires all or substantially all of its business and assets, (ii) assign this Agreement and/or any or all of its rights and interests hereunder to one or more of its Affiliates, and/or (iii) designate one or more of its Affiliates to perform its obligations hereunder. In addition, rights provided to Sellers under this Agreement are not transferrable or assignable under any circumstance without a written opinion of counsel for Buyer that such transfer or assignment complies with applicable securities laws.
8.6.    Counterparts

For the convenience of the Parties, this agreement may be executed in counterparts and by facsimile or email exchange of pdf signatures, each of which counterpart shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on the Parties.
8.7.    Notices
All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

IF TO THE SELLERS: [***]	COPY TO: Thompson Hine LLP 335 Madison Avenue 12th Floor New York, NY 10017-4611 Attn: Faith L. Charles, Esq.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

IF TO THE BUYER: [PDI, Inc.] Morris Corporate Center 1, Building A 300 Interpace Parkway Parsippany, NJ 07054 Attn: Jeffrey Smith., CFO	COPY TO: Norris McLaughlin & Marcus, P.A. 721 Route 202-206, Suite 200 Bridgewater, NJ 08807 Attn: David Blatteis, Esq.
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, or ordinary mail, but not electronic mail or messaging), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
8.8.    Governing Law

This Agreement, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or covenant made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and performed in such State without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.
8.9.    Submission to Jurisdiction; Consent to Service of Process
(a)The Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New Jersey over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)Each of the Parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.7.
(c)THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
8.10.    Amendments and Waivers
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
8.11.    Severability
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.12.    Expenses
Each Party will bear its and their own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and each other agreement, document and instrument contemplated by this Agreement. All transfer Taxes and other expenses required to complete the sale of the Shares shall be borne by the Sellers.
8.13.    Further Assurances
The Parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by Applicable Law or reasonably requested by any Party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other documents delivered in connection with the Closing. Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.
8.14.    Release
Effective as of the Closing, each [***] Shareholder on behalf of himself or herself and his or her respective Affiliates hereby releases, remises and forever discharges, to the extent permitted by law, any and all rights and claims that he or she has had, now has or might now have against the Company, except with respect to or in connection with (a) matters which such [***] Shareholder is entitled to indemnification pursuant to this Agreement, (b) indemnification as an officer or director arising under the Company’s Certificate of Incorporation or Bylaws, the Delaware General Corporation Law or any insurance policy, (c) obligations of the Company under this Agreement, Article 5 or Section 11.12 of the Collaboration Agreement, or any other document or instrument executed and delivered by the Company pursuant to this Agreement and (d) accrued but unpaid compensation payable to any [***] Shareholder in his or her capacity as a consultant of the Company in the ordinary course of their consultancy for periods prior to the Closing provided same is disclosed at Closing as a Company GAAP Liability or on Exhibit 2.2(a). Each [***] Shareholder has been advised by, or has had the opportunity to be advised by and has waived such opportunity, independent legal counsel and is familiar with the provisions of certain state laws that provide, in effect, that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
8.15.    Incorporation of Exhibits
The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.
[signature page follows]

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLERS: ______________________________ [***] ____________________ [***] ____________________ [***] ____________________ [***]	BUYER: [PDI, INC.] By: Title:

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 3.1(b)

None

EXHIBIT 3.1(c)

See Engagement letter, between [***] and Torreya Capital, a division of the Financial West Investment Group, dated October 4, 2012.

*** Confidential material which has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT 3.1(d)

None

EXHIBIT 3.2(c)

None

EXHIBIT 4.3

None

EXHIBIT 4.4

None